For Immediate Release

Ferro Reports 2009 Full-Year and Fourth-Quarter Results

CLEVELAND, Ohio – March 1, 2010 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $1,658 million for the year ended December 31, 2009, a decline of 26 percent from net sales of $2,245 million in 2008.

Loss from continuing operations for 2009 was $40 million, or $0.85 per diluted share, compared with a loss of $53 million, or $1.28 per diluted share, in 2008. The improvement was primarily the result of lower impairment and restructuring charges, combined with reduced selling, general and administrative expenses. These improvements were partially offset by reduced gross profit resulting from lower sales and increased interest expense. In 2009, the operating loss included net pre-tax charges of $40 million. These charges included impairment charges of $8 million for goodwill associated with the Company’s pharmaceutical business and restructuring charges of $11 million. The Company recorded additional pre-tax charges of $21 million primarily due to manufacturing rationalization and other expense reduction activities and the amortization of fees related to the Company’s credit facilities. In 2008, the loss from continuing operations included $116 million in charges primarily related to impairment charges, restructuring charges and a loss on the extinguishment of debt.

“In response to the difficult economic environment in 2009, Ferro took decisive action to improve the performance of the business. We lowered our sales breakeven as a result of sustainable improvements in our cost structure achieved through manufacturing rationalization initiatives, staffing reductions and expense controls,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Our cost structure improvements have provided excellent operating leverage on modest sequential increases in quarterly sales during 2009. These operational improvements, coupled with our successful equity offering in November, provide a foundation for Ferro’s future as we transition from restructuring to growth.”

2009 Full-Year Results

Net sales declined due to the global economic downturn and the resulting decline in customer demand. Sales were most affected in the United States and Europe, where credit markets were difficult and consumer demand was the most affected. Compared to 2008, demand declined sharply, particularly in the first half of the year, in economically cyclical markets including automobiles, construction and appliances. For the year, lower sales volume accounted for approximately 22 percentage points of the overall sales decline. Changes in product mix and prices accounted for approximately 2.6 percentage points of the sales decline and changes in foreign currency exchange rates contributed an additional 1.5 percentage point decline. Reduced sales of precious metals, which included reductions in volume and changes in prices, contributed approximately 3.1 percentage points of the sales decline. Sales declined in all segments and all regions compared with the prior-year period.

Net sales increased, sequentially, in each quarter during 2009 as customers’ inventory destocking moderated and end-market demand showed modest improvement. Improved demand in Asia and Latin America was a leading contributor to the Company’s sequential sales increase.

Gross profit percentage increased to 19.0 percent of net sales for the year, compared with 18.0 percent of sales in 2008. This increase was achieved despite lower sales volumes as a result of plant closures, staffing reductions and other cost-reductions activities. In 2009, gross profit was reduced by $5.0 million, primarily as a result of charges for accelerated depreciation and other costs of the Company’s manufacturing rationalization programs. During 2008, gross profit was reduced by $3.1 million in charges resulting from asset write-offs and other costs associated with manufacturing rationalization.

Selling, general and administrative (SG&A) expense declined by $25 million in 2009, to $272 million, from $297 million in 2008. SG&A expense as a percent of sales increased to 16.4 percent in 2009, from 13.2 percent during 2008, due to lower sales. The reduction in SG&A expense was due to actions that included staffing reductions, curtailment of discretionary spending and unpaid furloughs for certain salaried employees. Partially offsetting these declines was an increase of $20.1 million in pension expense. Included in SG&A expense during 2009 were $12.2 million in charges primarily related to employee severance and other costs of expense reduction initiatives. SG&A expense in 2008 included net charges of $3.9 million related to corporate development activities, asset write-offs and employee severance expenses, partially offset by benefits from litigation settlements and insurance proceeds.

Total segment income for 2009 was $105 million, compared with $144 million during 2008. Total segment income improved from $22 million in the first six months of 2009 to $83 million in the second half of the year as sales began to improve sequentially and cost reductions yielded benefits. For the full year, total segment income as a percent of sales was unchanged from 2008 at 6.4 percent. Segment income declined in Color and Glass Performance Materials, Electronic Materials and Performance Coatings due to declines in gross profit resulting from lower sales volume. The lower gross profit was partially offset by reductions in SG&A expense resulting from staffing reductions and expense reduction initiatives. Segment income declined in Pharmaceuticals primarily as a result of reduced demand for high-value products that caused a change in product mix. Segment income increased in Specialty Plastics and Polymer Additives as reductions in SG&A expense more than offset declines in gross profit driven by lower sales.

An impairment charge of $8 million was recorded in 2009 related to the Company’s Pharmaceuticals business. The impairment was triggered by changes made to the assumptions used to determine valuation under the market approach. In 2008, the Company recorded an $80 million charge for impairment of goodwill and other long-lived assets. In 2008, goodwill was impaired related to the tile coatings business within the Performance Coatings segment, and goodwill and property, plant and equipment assets were impaired in the Specialty Plastics segment.

Restructuring charges declined to $11 million in 2009, from $26 million in 2008. The restructuring charges in both years were primarily related to manufacturing rationalization activities in the Company’s European manufacturing operations and other cost-reduction actions.

Interest expense increased to $64 million in 2009, from $51 million in the prior year. The 2009 interest expense included a $3.2 million write-off of unamortized fees related to the Company’s credit facilities that was triggered by repayments of debt. The 2009 interest expense also was higher than in 2008 due to increased interest rates, primarily resulting from an amendment to Ferro’s credit facilities, which was completed in March 2009. In addition, average borrowing levels increased during 2009, driven largely by a requirement to provide cash on deposit as collateral for precious metals leases.

Total debt on December 31, 2009 was $423 million. In addition, the Company had $10 million in net proceeds from international programs to sell receivables. At the end of 2008, Ferro recorded balance sheet debt of $570 million and had year-end 2008 net proceeds of $17 million from international receivables factoring programs. Total borrowings, including balance sheet debt and proceeds from receivables programs, declined by $154 million during 2009. Debt declined primarily due to an equity offering in November 2009. The net proceeds of the offering were used to reduce debt and will fund future restructuring and strategic growth programs.

During 2008, the Company sold its Fine Chemicals business. Results of operations for the Fine Chemicals business are now recorded as discontinued operations for all periods presented.

2009 Fourth-Quarter Results

Net sales for the three months ended December 31, 2009 were $458 million, a 6 percent increase over net sales of $432 million in the fourth quarter of 2008. Sales increased in the Electronic Materials, Color and Glass Performance Materials and Performance Coatings segments. Partially offsetting these increases were sales declines in the Polymer Additives, Specialty Plastics and Pharmaceuticals segments. Changes in product mix and price contributed approximately 2.8 percentage points of the year-over-year change in sales, sales volume accounted for approximately 2.0 percentage points, and changes in foreign currency exchange rates contributed 1.2 percentage points to the sales change.

Net sales increased, sequentially, by $16 million, or 4 percent, in the fourth quarter of 2009 compared with the third quarter. The growth continued a pattern of modest sequential sales increases that were recorded for the final three quarters of 2009. The sequential growth was driven by increased product sales in the Company’s Electronic Materials, Performance Coatings and Pharmaceuticals segments. The sales increase was partially offset by lower sales in the Polymer Additives segment.

Gross profit percentage during the 2009 fourth quarter increased to 22.0 percent of sales, compared with 15.1 percent of sales in the fourth quarter of 2008. The increase was the result of actions taken throughout 2009 to respond to reduced customer demand associated with the worldwide economic downturn. The actions included staffing reductions and production schedule adjustments. In addition, plant shutdowns and further reductions in manufacturing staffing to reduce costs and improve manufacturing efficiency were initiated in connection with the Company’s worldwide manufacturing rationalization projects. During the fourth quarter of 2009, gross profit was reduced by charges of $1.1 million, primarily related to manufacturing rationalization activities.

Selling, general and administrative expense for the 2009 fourth quarter was $76 million, including $5.3 million in charges primarily related to severance cost and other charges that are expected to result in reduced SG&A expense in future periods. The fourth quarter 2009 SG&A expense also included increased pension expense of approximately $5.7 million compared with the prior-year period. In addition, during the fourth quarter, the Company recorded $6.0 million in incentive compensation expense. This was the only incentive compensation expense recorded for 2009.

Restructuring charges were $7.2 million in the 2009 fourth quarter, an increase from $3.7 million in the fourth quarter of 2008. The restructuring charges were primarily related to our manufacturing rationalization actions and other cost and expense reduction initiatives.

2010 Outlook

Reductions in the Company’s cost structure that were accomplished in 2009 are expected to provide improved profitability in 2010. In addition, the Company continues to execute further manufacturing rationalization and expense reduction initiatives during 2010, including plant closings and staffing reductions. The volume of products sold in the first quarter of 2010 is expected to improve from the fourth quarter of 2009, particularly in the Company’s Electronic Materials, Performance Coatings and Color and Glass Performance Materials segments. Customer demand is expected to follow historical seasonal trends during 2010, with somewhat higher sales in the first half of the year compared with the second half.

The Company’s current outlook for 2010 assumes that worldwide real GDP growth will recover to approximately 2% and that there will not be a return to recessionary conditions in the Company’s major regional markets in the United States, Europe and Asia.

Based on these assumptions, the Company currently estimates 2010 net sales will increase between 5 and 10 percent compared with 2009, to between $1.750 billion and $1.85 billion.

Additional assumptions in the Company’s planning for 2010 include:

•	Capital expenditures of approximately $60 million

•	Currently planned restructuring projects completed by the end of 2010

•	Pension expense of approximately $24 million and cash contributions to the Company’s worldwide pension plans of approximately $25 million

•	Depreciation and amortization of $80 million, excluding accelerated depreciation associated with manufacturing rationalization projects

•	Interest expense of approximately $52 million

Visibility to future customer orders has improved during the past year, but uncertainty remains regarding the pace of economic recovery in several regions. Credit market issues, particularly in Europe, could negatively affect demand for durable goods and other end markets for the Company’s products. As a result, forecasting earnings remains difficult.

Ferro expects to update its annual sales estimates in future quarterly earnings releases during 2010 to reflect regional economic conditions, progress on the Company’s manufacturing rationalization programs, and updated customer demand forecasts.

Conference Call

The Company will host a conference call to discuss its 2009 fourth-quarter and full-year financial results, first-quarter 2010 outlook, and its outlook for general business conditions on Tuesday, March 2, 2010, at 10:00 a.m. Eastern time. To participate in the call, dial 888-603-7018 if calling from the United States or Canada, or dial 210-234-0120 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on March 2nd through 9 p.m. Eastern time on March 9th. To access the replay, dial 800-327-0498 if calling from the United States or Canada, or dial 203-369-3246 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,200 employees globally and reported 2009 sales of $1.7 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which we sell our products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	the effectiveness of our efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	our ability to successfully implement and/or administer our restructuring programs;

•	our ability to access capital markets, borrowings, or financial transactions;

•	our borrowing costs could be affected adversely by interest rate increases;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	competitive factors, including intense price competition;

•	currency conversion rates and changing global economic, social and political conditions;

•	the impact of our performance on our ability to utilize our significant deferred tax assets;

•	liens on our assets by our lenders affect our ability to dispose of property and businesses;

•	restrictive covenants in our credit facilities could affect our strategic initiatives and liquidity;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	our ability to successfully introduce new products;

•	stringent labor and employment laws and relationships with our employees;

•	our ability to fund employee benefit costs, especially post-retirement costs;

•	risks and uncertainties associated with intangible assets;

•	potential limitations on our use of operating loss carryforwards and other tax attributes due to significant changes in the ownership of our common stock;

•	our presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	the identification of any material weaknesses in our internal controls in the future could affect our ability to ensure timely and reliable financial reports;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	our inability to pay dividends on our common stock in the foreseeable future; and

•	other factors affecting our business beyond our control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2009.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Income

			Twelve Months Ended
	Three Months Ended December 31,		December 31,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008

Net sales	$458,394	$432,188	$1,657,569	$2,245,152
Cost of sales	357,766	367,103	1,343,297	1,841,485

Gross profit	100,628	65,085	314,272	403,667

Selling, general and administrative expenses	75,733	62,876	272,259	297,119
Impairment charges	0	80,205	8,225	80,205
Restructuring charges	7,181	3,657	11,112	25,937
Other expense (income):
Interest expense	17,663	12,543	63,918	51,290
Interest earned	(207)	(230)	(896)	(714)
Loss on extinguishment of debt	0	0	0	5,531
Foreign currency losses (gains), net	794	(14)	3,827	742
Miscellaneous (income), net	(817)	(3,588)	(618)	(357)

Income (loss) before income taxes	281	(90,364)	(43,555)	(56,086)
Income tax expense (benefit)	12,329	(17,494)	(3,515)	(3,204)

Loss from continuing operations	(12,048)	(72,870)	(40,040)	(52,882)
Income from discontinued operations, net of income taxes	0	428	0	5,014
(Loss) income on disposal of disc. operations, net of income taxes	(3)	9,107	(325)	9,034

Net loss	(12,051)	(63,335)	(40,365)	(38,834)
Less: Net income attributable to noncontrolling interests	839	210	2,551	1,596

Net loss attributable to Ferro Corporation	(12,890)	(63,545)	(42,916)	(40,430)
Dividends on preferred stock	(167)	(202)	(705)	(877)

Net loss attributable to common shareholders	($13,057)	($63,747)	($43,621)	($41,307)

Per common share data:
Basic (loss) earnings attributable to Ferro Corporation common shareholders:
From Continuing Operations	($0.19)	($1.69)	($0.85)	($1.28)
From Discontinued Operations	0.00	0.22	(0.01)	0.33

	($0.19)	($1.47)	($0.86)	($0.95)

Diluted (loss) earnings attributable to Ferro Corporation common shareholders:
From continuing operations	($0.19)	($1.69)	($0.85)	($1.28)
From discontinued operations	0.00	0.22	(0.01)	0.33

	($0.19)	($1.47)	($0.86)	($0.95)

Cash dividends declared	$0.000	$0.145	$0.010	$0.580

Shares outstanding:
Basic	69,754,577	43,365,663	50,934,557	43,260,684
Diluted	69,757,577	43,365,663	50,934,557	43,260,684
End of Period	86,060,044	43,890,229	86,060,044	43,890,229

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income

	Three Months		Twelve Months Ended
(Dollars in thousands)	Ended December 31,		December 31,
	2009	2008	2009	2008
Segment Net Sales
Performance Coatings	$132,471	$126,099	$487,891	$627,918
Electronic Materials	130,627	105,996	426,896	558,313
Color and Glass Perf. Materials	89,486	82,561	321,750	456,644
Polymer Additives	59,405	65,795	249,510	349,902
Specialty Plastics	38,691	42,357	149,524	225,856
Pharmaceuticals	7,714	9,380	21,998	26,519

Total Segment Net Sales	$458,394	$432,188	$1,657,569	$2,245,152

Segment Income
Performance Coatings	$9,407	$2,535	$29,551	$36,935
Electronic Materials	23,411	9,341	45,344	52,868
Color and Glass Perf. Materials	5,540	(1,583)	13,123	39,112
Polymer Additives	(1,155)	(5,617)	6,708	6,086
Specialty Plastics	3,016	(2,135)	10,164	5,385
Pharmaceuticals	1,427	3,325	438	3,524

Total Segment Income	41,646	5,866	105,328	143,910

Unallocated corp. expenses	16,751	3,657	63,315	37,362
Impairment charges	0	80,205	8,225	80,205
Restructuring charges	7,181	3,657	11,112	25,937
Interest expense	17,663	12,543	63,918	51,290
Other expense, net	(230)	(3,832)	2,313	5,202

Income before income taxes from continuing operations	$281	($90,364)	($43,555)	($56,086)

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$18,507	$10,191
Accounts and trade notes receivable, net	285,638	296,423
Inventories	180,700	256,411
Deposits for precious metals	112,434	0
Deferred income taxes	19,618	19,167
Other receivables	27,795	58,391
Other current assets	7,180	8,306

Total current assets	651,872	648,889

Property, plant & equipment, net	432,405	456,549
Goodwill	221,044	229,665
Amortizable intangible assets, net	10,610	11,753
Deferred income taxes	133,705	134,361
Other non-current assets	76,719	62,900

Total assets	$1,526,355	$1,544,117

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$24,737	$8,883
Accounts payable	196,038	232,113
Income taxes	7,241	14,361
Accrued payrolls	20,894	18,695
Other current liabilities	72,039	83,012

Total current liabilities	320,949	357,064

Long-term debt, less current portion	398,720	561,613
Postretirement and pension liabilities	203,743	221,110
Deferred income taxes	1,124	13,011
Other non-current liabilities	31,897	34,047

Total liabilities	956,433	1,186,845

Series A convertible preferred stock	9,427	11,548

Shareholders’ equity	550,226	335,969
Noncontrolling interest	10,269	9,755

Total liabilities and shareholders’ equity	$1,526,355	$1,544,117

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2009	2008	2009	2008

Cash flows from operating activities
Net loss	($12,051)	($63,335)	($40,365)	($38,834)
Depreciation and amortization	24,637	18,999	88,138	74,595
Deposits for precious metals	(20,104)	0	(112,434)	0
Accounts and trade notes receivable	17,882	43,725	12,351	30,455
Inventories	(1,223)	39,518	76,254	(6,462)
Accounts payable	(18,472)	(24,404)	(29,230)	(27,185)
Other changes in current assets and liabilities, net	5,425	(43,888)	14,199	(47,035)
Other adjustments, net	11,830	17,334	(6,433)	2,085

Net cash provided by (used for) continuing operations	7,924	(12,051)	2,480	(12,381)
Net cash (used for) provided by discontinued operations	(4)	1,117	(329)	3,285

Net cash provided by (used for) operating activities	7,920	(10,934)	2,151	(9,096)

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(12,556)	(21,263)	(43,260)	(73,068)
Net proceeds from sale of discontinued operations	0	56,484	0	56,484
Proceeds from sale of assets and businesses	379	1,774	483	2,360
Other investing activities	(46)	238	123	(2,826)

Net cash (used for) provided by investing activities	(12,223)	37,233	(42,654)	(17,050)

Cash flow from financing activities
Net (repayments) borrowing under short-term credit facilities	(13,666)	1,585	15,462	3,687
Proceeds from convertible notes	0	0	0	172,500
Proceeds from revolving credit facility	242,262	267,734	803,886	1,024,174
Proceeds from term loan facility	100,000	0	100,000	0
Net proceeds from sale of common stock	215,655	0	215,655	0
Extinguishment of 9 1/8% notes	0	0	0	(205,269)
Principal payments on revolving credit facility	(371,962)	(288,001)	(913,989)	(926,228)
Principal payments on term loan facility	(158,826)	(763)	(161,113)	(9,452)
Debt issue costs paid	(7,496)	(108)	(16,863)	(5,570)
Cash dividends paid	(506)	(6,511)	(1,142)	(26,069)
Other financing activities	3,981	(5,441)	4,729	(3,919)

Net cash provided by (used for) financing activities	9,442	(31,505)	46,625	23,854
Effect of exchange rate changes on cash and cash equivalents	(903)	873	2,194	458

Increase (decrease) in cash and cash equivalents	4,236	(4,333)	8,316	(1,834)
Cash and cash equivalents at beginning of period	14,271	14,524	10,191	12,025

Cash and cash equivalents at end of period	$18,507	$10,191	$18,507	$10,191

Cash paid during the period for:
Interest	$13,520	$6,423	$51,505	$52,670
Income taxes	$1,924	$1,929	$10,145	$10,308

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months		Twelve Months Ended
(Dollars in thousands)	Ended December 31,		December 31,
	2009	2008	2009	2008

Performance Coatings	$132,354	$125,934	$487,407	$627,033
Electronic Materials	61,123	67,480	214,174	286,708
Color and Glass Performance Materials	83,233	78,880	302,592	426,030
Polymer Additives	59,405	65,795	249,510	349,902
Specialty Plastics	38,691	42,357	149,524	225,856
Pharmaceuticals	7,714	9,380	21,998	26,519

Total net sales excluding precious metals	382,520	389,826	1,425,205	1,942,048

Sales of precious metals	75,874	42,362	232,364	303,104

Total net sales	$458,394	$432,188	$1,657,569	$2,245,152

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.